SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                               FORM  11-K


(Mark One)


[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
  EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission file number 1-6152


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                   EMPLOYEES' PROFIT SHARING PLAN OF
                   THE BANK OF NEW YORK COMPANY, INC.


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                   THE BANK OF NEW YORK COMPANY, INC.
                             48 Wall Street
                       New York, New York   10286

Item 1. Not applicable


Item 2. Not applicable


Item 3. Not applicable


Item 4. In lieu of Items 1-3 above, plan financial statments and supplemental schedules for the years ended December 31, 1993 and 1992 prepared in accordance with the financial reporting requirements of ERISA have been filed in paper format under cover of Form SE.

                               SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.



                         EMPLOYEES' PROFIT-SHARING PLAN OF
                         THE BANK OF NEW YORK COMPANY, INC.


                         BY:
                              \s\ Thomas E. Angers
                              --------------------
                                  Thomas E. Angers


                              \s\ Alan R. Griffith
                              --------------------
                                  Alan R. Griffith


                              \s\ Kevin J. Bannon
                              --------------------
                                  Kevin J. Bannon

Dated:

June 27, 1994



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EXHIBIT INDEX


Exhibit No.
- - - - ----------

   23             Consent of Deloitte & Touche